SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Preliminary Copy
Filed Pursuant to SEC Rule 14a-6(a)

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2011

To Our Stockholders:

     The 2011 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on Tuesday, May 3, 2011 at 9:00 a.m., central time. The 2011 annual meeting of stockholders is being held for the following purposes:

     1. To elect Robert J. Currey and Maribeth S. Rahe as Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

     2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2);

     3. To conduct an advisory vote on executive compensation (Proposal No. 3);

     4. To conduct an advisory vote on the frequency of the executive compensation vote (Proposal No. 4);

     5. To approve amendments to the amended and restated certificate of incorporation to eliminate the 75% stockholder approval requirement for any merger, consolidation or sale of all or substantially all of the assets of Consolidated Communications Holdings, Inc. (Proposal No. 5); and

     6. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 7, 2011 are entitled to vote at the meeting or at any postponement or adjournment thereof.

     We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. Submitting your proxy in writing, by telephone or through the Internet will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

Steven J. Shirar
Senior Vice President & Secretary

March 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 3, 2011 — Our Proxy Statement and 2010 Annual Report to Stockholders are available at www.edocumentview.com/cnsl.

-i-

What committees has the board established?	12
Role of Independent Compensation Consultant	14
Board oversight of risk	15
Stockholder recommendations for director nominations	16
Communications with directors	16
Code of Business Conduct and Ethics	16
REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS	18
PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES	19
Audit Committee’s Pre-Approval Policies and Procedures	19
Principal Accounting Firm Fees	19
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	20
Board Recommendation and Stockholder Vote Required	20
EQUITY COMPENSATION PLAN INFORMATION	22
COMPENSATION COMMITTEE REPORT	23
COMPENSATION DISCUSSION AND ANALYSIS	24
Executive Compensation Objectives	24
Processes and Procedures for the Consideration and Determination of Executive and Director
Compensation	26
Role of Executive Officers, Management and Independent Compensation Consultant	26
Elements of Executive Compensation for 2010	26
Employment Security Agreements	32
Deductibility of Compensation	32
EXECUTIVE COMPENSATION	33
2010 Grants of Plan-Based Awards	34
Outstanding Equity Awards at 2010 Fiscal Year-End	36
2010 Option Exercises and Stock Vested	36
Potential Payments Upon Termination or Change in Control of the Company	36
Termination of Employment Following a Change in Control	38
Benefits Upon Change in Control	39
PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	40
Board Recommendation and Stockholder Vote Required	40
PROPOSAL NO. 4 – ADVISORY VOTE ON THE FREQUENCY OF THE EXECUTIVE
COMPENSATION VOTE	41
Board Recommendation and Stockholder Vote Required	41
PROPOSAL NO. 5 – AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO ELIMINATE THE 75% STOCKHOLDER APPROVAL
REQUIREMENT FOR ANY MERGER, CONSOLIDATION OR SALE OF ALL OR
SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY	42
Board Recommendation and Stockholder Vote Required	43

-ii-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
SKL Investment Group	44
LATEL Sale/Leaseback	44
First Mid-Illinois Bancshares, Inc.	45
Related Person Transactions Policy	45
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	46
ANNUAL REPORT TO STOCKHOLDERS	46
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	46
GENERAL	47
Section 16(a) Beneficial Ownership Reporting Compliance	47
Other Information	47
OTHER MATTERS	47

-iii-

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

     This proxy statement contains information related to the 2011 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we” or “us”), that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on Tuesday, May 3, 2011, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date of mailing for this proxy statement and proxy card, as well as a copy of our combined 2010 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2010, is April 1, 2011.

ABOUT THE MEETING

What is the purpose of this proxy statement?

     The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2011 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2011 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated Steven J. Shirar and Matthew K. Smith as proxies, who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

What proposals will be voted on at the annual meeting?

     Stockholders will vote on the following proposals at the annual meeting:
  the election of Robert J. Currey and Maribeth S. Rahe as Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

   the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2011 (Proposal No. 2);

  an advisory vote on executive compensation (Proposal No. 3);

  an advisory vote on the frequency of the executive compensation vote (Proposal No. 4);

  the approval of amendments to the amended and restated certificate of incorporation to eliminate the 75% stockholder approval requirement for any merger, consolidation or sale of all or substantially all of the assets of the Company (Proposal No. 5); and

  any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

     Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 7, 2011, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below on this page for a description of a beneficial owner in “street name.”

     A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

     If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If this is the case, the stockholder proxy materials have been sent or provided directly to you by us.

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank, or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

     All stockholders of record as of March 7, 2011, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

     A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 7, 2011, the record date, 29,763,122 shares of our common stock were outstanding. Proxies received but marked as withheld, abstentions or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

     You may vote by any of the following methods:
  Internet. Electronically through the Internet by accessing our materials at www.envisionreports.com/cnsl. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

  Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

  Telephone. By calling 1-800-652-8683 (VOTE). This toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

  In Person. In person at the meeting.
     We recommend that you vote in advance even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

     If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted by:
  delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy by mail, by telephone or through the Internet;

  delivering a duly executed proxy bearing a later date; or

  voting in person at the annual meeting.
     If your shares are held in “street name,” you may vote in person at the annual meeting if you obtain a proxy as described in the answer to the previous question.

How many votes are required for the proposals to pass?

     Election of Directors (Proposal No. 1). Directors are elected by a plurality vote. Accordingly, the two director nominees who receive the greatest number of votes cast will be elected.

     Ratification of the Appointment of Ernst & Young LLP (Proposal No. 2), Approval of Executive Compensation in the Advisory Vote (Proposal No. 3) and Approval of any Other Proposals. The vote required for the ratification of the appointment of Ernst & Young LLP, the approval of executive compensation in the advisory vote and the approval of any other proposal not presently anticipated that may properly come before the annual meeting or any adjournment or postponement of the meeting is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

     Advisory Vote on the Frequency of the Executive Compensation Vote (Proposal No. 4). With respect to the advisory vote on the frequency of the executive compensation vote, you may vote for “yearly,” “every two years” or “every three years” or you may abstain from voting. The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders, although the vote is an advisory one.

     Approval of the Amendments to the Amended and Restated Certificate of Incorporation (Proposal No. 5). Holders of 75% of the Company’s outstanding common stock are required to approve the amendments to the amended and restated certificate of incorporation to eliminate the 75% stockholder approval requirement for any merger, consolidation or sale of all or substantially all of the assets of the Company in order for this proposal to pass.

How are abstentions and broker non-votes treated?

     If a stockholder abstains from voting on Proposal No. 2, Proposal No. 3 or Proposal No. 5, it will have the same effect as a vote “AGAINST” that proposal. With respect to Proposal No. 1 and Proposal No. 4, abstentions will have no effect. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter, except with respect to approval of the amendments to the amended and restated certificate of incorporation (Proposal No. 5), where it will have the same effect as a vote “AGAINST” that proposal. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

     Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:
  “FOR” the election of Robert J. Currey and Maribeth S. Rahe for Class III directors (see page 8);

  “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 20);

  “FOR” the approval of the compensation of the Company’s named executive officers (see page 40);

  for “EVERY THREE YEARS” as the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers (see page 41); and

  “FOR” the amendments to the amended and restated certificate of incorporation to eliminate the 75% stockholder approval requirement for any merger, consolidation or sale of all or substantially all of the assets of the Company (see page 42).
What are the board’s recommendations?

     The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:
  “FOR” the election of Robert J. Currey and Maribeth S. Rahe for Class III directors (see page 10);

  “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 20);

  “FOR” the approval of the compensation of the Company’s named executive officers (see page 40);

  for “EVERY THREE YEARS” as the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers (see page 41); and

  “FOR” the amendments to the amended and restated certificate of incorporation to eliminate the 75% stockholder approval requirement for any merger, consolidation or sale of all or substantially all of the assets of the Company (see page 43).
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the board of directors.

What happens if additional matters are presented at the annual meeting?

     Other than the five proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the board or, if no recommendation is given, in their own discretion.

     Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Will anyone contact me regarding this vote?

     No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail, the Internet or personal interviews.

Who will tabulate and certify the vote?

     Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes and act as Inspector of Elections.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2010 Annual Report to Stockholders?

     We have enclosed our 2010 annual report to stockholders for the fiscal year ended December 31, 2010 with this proxy statement. The annual report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

     Our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 4, 2011, is included in the 2010 annual report to stockholders, which accompanies this proxy statement.

     You can also obtain, free of charge, a copy of our annual report on Form 10-K, including all exhibits filed with it, by:
  accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “SEC Filings” link;

  accessing the materials online at www.edocumentview.com/cnsl;

  writing to:

  Consolidated Communications Holdings, Inc. — Investor Relations
  121 South 17  th Street
  Mattoon, Illinois 61938; or

  telephoning us at: (217) 258-9522.

     You can also obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 33, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated this information is current as of March 7, 2011, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

	Aggregate Number of
	Shares Beneficially	Percentage of
Name of Beneficial Owner	Owned	Shares Outstanding
Central Illinois Telephone, LLC(a)	3,086,195	10.4%
BlackRock, Inc.(b)	1,851,991	6.2%
Richard A. Lumpkin(c)	3,089,695	10.4%
The Vanguard Group, Inc.(d)	1,567,693	5.3%
Robert J. Currey(e)	257,045	*
Steven J. Shirar	85,774	*
Steven L. Childers	96,155	*
Joseph R. Dively	97,650	*
C. Robert Udell, Jr.	80,694	*
Maribeth S. Rahe	21,919	*
Jack W. Blumenstein	14,486	*
Roger H. Moore	14,486	*
All directors and executive officers as a group (10 persons)	3,778,466	12.7%
____________________

*	Less than 1.0% ownership.

(a)	The equity interests in Central Illinois Telephone, LLC (“Central Illinois Telephone”) are owned by SKL Investment Group, LLC, a Delaware limited liability company (“SKL Investment Group”). Richard A. Lumpkin and members of his family own all of the equity interests in SKL Investment Group. Mr. Lumpkin is the sole manager of the SKL Investment Group fund that owns Central Illinois Telephone and he has the sole power to direct the voting and disposition of its investments. Mr. Lumpkin is also the sole manager of Central Illinois Telephone and has the sole investment and voting power with respect to the shares of common stock held by Central Illinois Telephone. As a result of the above, Mr. Lumpkin may be deemed to have beneficial ownership of the shares owned by Central Illinois Telephone. He disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities. The address of Central Illinois Telephone and Mr. Lumpkin is P.O. Box 1234, Mattoon, Illinois 61938.

(b)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 3, 2011 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(c)	Includes shares owned by Central Illinois Telephone (see note (a) above) and 3,500 shares owned by Mr. Lumpkin’s wife.

(d)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is Vanguard Blvd., Malvern, Pennsylvania 19355.

(e)	Includes 116,992 shares held by the Robert J. Currey Revocable Trust, and 140,053 shares directly owned by Mr. Currey.

PROPOSAL NO. 1 — ELECTION OF ROBERT J. CURREY AND MARIBETH S. RAHE AS DIRECTORS

     Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Mr. Currey and Ms. Rahe, the nominees designated below as the Class III directors, at this year’s annual meeting to serve for a term of three years expiring in 2014 or until his or her respective successor is duly elected and qualified. Each nominee for election to the position of Class III director, and certain information with respect to his background and the backgrounds of non-nominee directors, are set forth below.

     It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as the Class III directors. Each nominee named herein presently serves on our board of directors, and has consented to serve as a director if elected at this year’s annual meeting. In the event that either of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute. The board has no reason to believe that the nominees named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position With Consolidated
Robert J. Currey
(Class III Director — term expiring in 2014)	65	President, Chief Executive Officer and Director
Maribeth S. Rahe
(Class III Director — term expiring in 2014)	62	Director

Directors continuing to serve on the board

Name	Age	Current Position With Consolidated
Richard A. Lumpkin
(Class I Director — term expiring in 2012)	76	Chairman of the Board and Director
Jack W. Blumenstein
(Class II Director — term expiring in 2013)	67	Director
Roger H. Moore
(Class II Director — term expiring in 2013)	69	Director

     Set forth below is information with respect to each nominee to the board and each continuing director regarding their experience. After the caption “Board Contributions,” we describe some of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Business experience of nominees to the board

     Robert J. Currey serves as our President, Chief Executive Officer and a director. Mr. Currey has served as one of the Company’s directors and as a director of our predecessors since 2002 and as our President and Chief Executive Officer since 2002. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997. Mr. Currey is also a director of The Management Network Group, Inc. (a professional services company), the USTelecom Association and the Illinois Business RoundTable.

     Mr. Currey was employed by RCN Corporation from 2000 to 2002. In May 2004, RCN filed a plan of reorganization through a Chapter 11 bankruptcy petition on a voluntary basis.

     Board Contributions: Mr. Currey is a long-time industry veteran and has significant experience leading other companies in the telecommunications and media sector. He is well known throughout the telecommunications industry and is respected as an opinion leader especially among the mid-sized telecom carriers. Because of his experience and his role as Chief Executive Officer, Mr. Currey also has substantial institutional knowledge regarding the Company, including its operations and strategies.

     Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and Chief Executive Officer of Fort Washington Investment Advisors, Inc. since November 2003. Ms. Rahe is currently a member of the board of directors of First Financial Bancorp. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.

     Board Contributions: Ms. Rahe has deep background as a senior executive in the banking industry and is well attuned to developments in the capital markets and their potential impact on the Company. She provides a strong risk-management perspective and oversees the Board’s succession planning efforts. She also qualifies as an “audit committee financial expert” under SEC guidelines.

Business experience of continuing directors

     Richard A. Lumpkin is our Chairman of the board and a director. Mr. Lumpkin has served in this position and as a director with us and our predecessor since 2002. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired our predecessor in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at our predecessor, including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Agracel, Inc., a real estate investment company and is Treasurer and formerly a Trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the USTelecom Association, a former president of the Illinois Telecommunications Association, a former director of First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), a financial services holding company and a former director of Ameren Corp., a public utility holding company. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

     Mr. Lumpkin was employed by McLeodUSA during 2002. In January 2002, in order to complete a recapitalization, McLeodUSA filed a pre-negotiated plan of reorganization through a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA’s plan of reorganization became effective and McLeodUSA emerged from Chapter 11 protection. Mr. Lumpkin resigned from McLeodUSA in April 2002.

     Board Contributions: Mr. Lumpkin is a long-time telecommunications industry veteran, has long experience in the executive leadership of the Company and its predecessor and is a significant stockholder in the Company. He is well known and respected by other industry participants and enjoys access to, and a long-standing relationship with, the senior executives, ownership, and board members of many public and private telecommunications companies with whom the Company considers its relationships to be important. By virtue of his significant ownership, Mr. Lumpkin represents a strong voice for stockholders in the Board’s deliberations.

     Jack W. Blumenstein has served as a director since July 2005. Mr. Blumenstein served as Chief Executive Officer of AirCell LLC, a provider of airborne cellular and satellite telecommunications systems and services, from August 2002 until August 2010 and remains a director of that company. He has been the co-President of Blumenstein/Thorne Information Partners, LLC since October 1996 and is a co-founder of that private equity investment firm. Blumenstein/Thorne focuses on capital transactions in the telecommunications and information industry. From October 1992 to September 1996, Mr. Blumenstein held various positions with The Chicago Corporation, serving most recently as Executive Vice President, Debt Capital Markets Group and a member of the Board of Directors. Prior to that Mr. Blumenstein was President and Chief Executive Officer of Ardis, a joint venture of Motorola and IBM, and has held various senior management positions in product development and sales and marketing for Rolm Corporation and IBM.

     Board Contributions: Mr. Blumenstein is an experienced and sophisticated private investor and entrepreneur, and has the ability to analyze industry developments and help the Company focus on the secular trends which are and will affect our industry and our Company over the long run. He brings perspective from service on other boards. He also qualifies as an “audit committee financial expert” under SEC guidelines.

     Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and Chief Executive Officer from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. In September 1998 and October 1998, he served as President, Chief Executive Officer and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. From June 2007 to November 2007 Mr. Moore served as interim President and CEO of Arbinet. Since December 2007 to May 2009, Mr. Moore served as a consultant to VeriSign Corporation. Mr. Moore also presently serves as a director of VeriSign, Inc. and Western Digital Corporation.

     Board Contributions: Mr. Moore is a seasoned telecommunications executive with deep background in the industry and very strong technical aptitude. He has a strong entrepreneurial bent and is a knowledgeable analyst of the evolution of telecommunications and the impact of new technologies on our business. He brings perspective from service on other boards. He also qualifies as an “audit committee financial expert” under SEC guidelines.

Board recommendation and stockholder vote required

     The board of directors recommends a vote “FOR” the election of the nominees named above (Proposal No. 1 on the accompanying proxy card). The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each nominee named above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

     Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

     As a result of this review, our board of directors affirmatively determined that Messrs. Blumenstein and Moore and Ms. Rahe are independent for purposes of both Rule 5605(a)(2) of The NASDAQ Stock Market, Inc.’s (“NASDAQ”) Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act.

     The board considered the relationship between the Company and VeriSign, Inc., a company from which the Company purchases network signaling and user authentication services in the ordinary course of business, because Mr. Moore is a director of VeriSign, Inc. VeriSign, Inc. received approximately $144,869 in payments from the Company in 2010, and such purchases were made on customary terms. The board concluded that, under these facts and circumstances, the relationship during 2010 was not a material one for purposes of the NASDAQ listing standards after determining that Mr. Moore’s interest in these transactions is not material and would not influence his actions or decisions as a director of the Company.

How are directors compensated?

     The director compensation described below is based on a study conducted by the outside consultant engaged by the compensation committee in 2008 to complete a benchmark study. The outside consultant developed a peer group of 16 companies, which are similar in size and scope to the Company, and with whom we compete for investors. For more information regarding the consultant and our peer group, see “Compensation Discussion and Analysis — Executive Compensation Objectives.”

     Directors receive the following compensation: (1) $25,000 annual cash retainer; (2) $1,250 for board meetings attended in person and $750 for committee meetings attended in person, with meeting fees halved for each board or board committee meeting attended by means of telephone conference call; (3) $15,000 additional annual cash retainer for the chairperson of the audit committee; and (4) $10,000 additional annual cash retainer for the chairperson of each of the compensation committee and the corporate governance committee. We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings. In addition, a restricted share award of 2,315 shares was made to each of the independent directors in March 2010 pursuant to the Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan. This number of shares was determined by dividing $40,000 by the 20 day average closing price of the stock as of two trading days before the award date. One quarter of such shares vested on December 5, 2010, and one quarter of such shares will vest on each December 5th from 2011 through 2013.

     Mr. Lumpkin and Mr. Currey, a director who also serves as Chief Executive Officer, do not receive any additional compensation for their service on the board. Mr. Currey’s compensation is set forth in the Summary Compensation Table. Mr. Lumpkin is not a named executive officer.

     This table discloses all compensation provided to each non-employee director of the Company in 2010.

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)
Jack W. Blumenstein	$55,500	$43,175	$98,675
Roger H. Moore	$53,250	$43,175	$96,425
Maribeth S. Rahe	$53,250	$43,175	$96,425
____________________

(1)	Stock Awards. The amounts in this column represent the grant date fair value of the restricted share award made on March 17, 2010, computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718. Also see Footnote 17 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made by the Company in the valuation of these awards. At December 31, 2010, Ms. Rahe had 21,919 restricted shares outstanding, and each of Mr. Blumenstein and Mr. Moore had 14,486 restricted shares outstanding.

How often did the board meet during 2010?

     The board met seven times during calendar 2010. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. During 2010, the independent directors held three meetings at which only independent directors were present in connection with regularly scheduled meetings of the board or committees of the board.

What is the policy regarding director attendance at annual meetings?

     Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of the Company’s directors attended the 2010 annual meeting of stockholders.

What is the leadership structure of the board?

     The board currently separates the Chairman’s role from the Chief Executive Officer’s role. The merits of various structural features were discussed at the time of the Company’s initial public offering in 2005, and that discussion has been refreshed from time to time by the corporate governance committee in the context of its periodic review of succession planning. Accordingly, the board may, at any time, change the structure in the event that the board determines a different structure would be in the best interest of the Company under then-existing circumstances. In the event that the Chairman and Chief Executive Officer positions were to be held by the same person, the board would appoint a lead independent director. The particular attributes that our current Chairman, Richard A. Lumpkin, brings to the board — a profile and relationships in the industry developed over many years of industry experience, long experience with the Company and its predecessor and a substantial equity stake in the Company — make his service as Chairman particularly useful. At the same time, Mr. Currey, our President and Chief Executive Officer, is himself a long-time industry veteran. The separation of their roles, on the one hand, and their long-standing mutual respect and open working relationship, on the other, provides the board with a climate of informed and open dialogue, debate, and decision making on topics important to the Company and its stockholders.

What committees has the board established?

     The board has standing audit, corporate governance and compensation committees. The membership of the standing committees was as of December 31, 2010, and currently is, as follows:

Corporate
	Audit	Governance	Compensation
Name	Committee	Committee	Committee
Jack W. Blumenstein	Chairperson	*	*
Roger H. Moore	*	*	Chairperson
Maribeth S. Rahe	*	Chairperson	*
____________________

*	indicates member

     Audit Committee. The audit committee consists of Messrs. Blumenstein and Moore and Ms. Rahe. The board has determined that all members of the audit committee are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. Each of the audit committee members is financially literate as determined by our board in its business judgment. The board has also determined that in addition to being independent, each of Mr. Blumenstein, Mr. Moore and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules.

     The audit committee met six times during 2010. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

     The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:
  the integrity of our financial statements and reporting process;

  our compliance with legal and regulatory matters;

  the independent auditor’s qualifications and independence;

  general oversight of risk management of the Company, including reviewing risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters; and

  the performance of our independent auditors.
     Our audit committee is also responsible for the following:
  conducting an annual performance evaluation of the audit committee;

  compensating, retaining, and overseeing the work of our independent auditors;

  establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

  reviewing and overseeing all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page 44; and

  preparing reports to be included in our public filings with the SEC.
     The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 18.

     Corporate Governance Committee. The corporate governance committee consists of Messrs. Blumenstein and Moore and Ms. Rahe, who serves as the Chairperson. The board has determined that each of Ms. Rahe, Mr. Blumenstein and Mr. Moore are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

     The corporate governance committee met four times during 2010. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

     The principal duties and responsibilities of the corporate governance committee are as follows:
  to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

  to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link;

  to review with management and, as the compensation committee deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee selection, composition, evaluation, continuity and succession planning, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters; and

  to oversee the evaluation of our board and management team.
     In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board. While the board has not adopted a specific policy regarding diversity, it believes the diverse backgrounds and perspectives of its current directors, as described above for each nominee and current director under the heading “Board Contributions,” are well suited to the oversight of the Company’s management team, its business plans, and performance.

     Compensation Committee. The compensation committee consists of Messrs. Blumenstein and Moore, who serves as its Chairperson, and Ms. Rahe. The board has determined that each of Mr. Blumenstein, Mr. Moore and Ms. Rahe is independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

     The compensation committee met four times during 2010. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

     The principal duties and responsibilities of the compensation committee are as follows:
  to review and approve goals and objectives relating to the compensation of our Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer and other senior officers;

  to review compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s compensation programs encourage employees to engage in excessive risk-taking, is aligned to the interests of stockholders, promotes effective leadership and leadership development and appropriately awards pay for performance;

  to approve the grant of long term incentive awards Company-wide and recommend amendments to the Company’s executive compensation programs to the board for approval;

  to review and recommend to the board of directors, or approve, new executive compensation programs, based on its periodic review of the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose;

  to establish and periodically review policies in the area of senior management perquisites;

  to make recommendations to our board on incentive compensation and equity-based plans; and

  to prepare reports on executive compensation to be included in our public filings with the SEC.
     Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis – Processes and Procedures for the Consideration and Determination of Executive and Director Compensation” section of this proxy statement.

Role of Independent Compensation Consultant

     In 2008, the compensation committee directly engaged Towers Watson (formerly Watson Wyatt & Company, prior to its early 2010 merger with Towers Perrin) as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies, for which the Company paid Towers Watson $20,552 in 2009 and $35,100 in 2010. In particular, Towers Watson assisted the compensation committee with the following in 2009, with a view toward compensation decisions for 2010:
  construction of the benchmark group companies to be used in compensation analysis;

  analysis of the Company’s total direct compensation, including base salary, annual bonus, and long-term incentives;

  review and consulting on compensation design and performance linkage;

  evaluation of the Company’s Employment Security Agreements relative to broad market trends and the industry peer group used for benchmarking;

  evaluation of share availability under the Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan and broad industry benchmarks regarding shares held for issuance, stock overhang, and use-up rate of shares granted under long term incentive plans of similarly-situated companies; and

  ad hoc issue analysis as requested by the compensation committee.
     Towers Watson’s work in 2010 consisted principally of performing analysis and providing recommendations concerning the compensation programs for the Company’s non-executive senior management personnel, including:
  evaluation and benchmarking certain of the Company’s senior management jobs relative to the peer group and to broad marketplace trends;

  review of the non-executive senior management change-in-control agreements;

  analysis of total direct compensation programs including salary, bonus, and long term incentives; and

  evaluation and recommendations concerning the type, amount, and frequency of long term incentive compensation to be offered to the non-executive senior management personnel going forward.
     Towers Watson also provided pension actuarial services and individual employee pension benefit calculations support to the Company during 2010 for which the Company paid Towers Watson $228,353. The decision to engage Towers Watson for these other services was made by management. This is a long-standing relationship pre-dating the Company’s initial public offering of stock whereby Towers Watson performs ad hoc issue analysis as requested from time-to-time by the compensation committee, and neither the compensation committee nor the board approved such other services.

Board oversight of risk

     The board has assigned the general oversight of risk management of the Company to the audit committee. As set forth in the Audit Committee Charter, the audit committee reviews with management and, to the extent the audit committee deems it appropriate, the Company’s independent auditors and counsel the areas of material risk to the operations and financial results of the Company, such as compliance with laws and regulations, major pending litigation and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters. The compensation committee and corporate governance committee also are involved in risk management. The compensation committee reviews risks in the Company’s compensation policies and practices for employees. As part of its oversight responsibilities, the compensation committee evaluated the risks arising from the Company’s compensation policies and practices. The compensation committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance and capped, the mix of long-term and short-term compensation, the distribution of compensation as between equity and cash, and other factors that mitigate risk. The compensation committee concluded that the Company’s compensation policies and practices do not involve undue risk. The corporate governance committee reviews, with management and consultants or legal counsel, the areas of material risk to the Company relating to management continuity and succession planning, board and board committee selection, composition, evaluation, continuity and succession planning, directors’ and officers’ liability insurance and other corporate governance matters. These matters are reviewed in meetings in which, except for executive session portions, management directors participate with all of our independent directors, and can be the subject of discussion at board meetings as well.

     At the management level, we have an active, ongoing, steering committee process in place which includes the CFO and other key executives, representatives of the Company’s independent registered public accounting firm, and representatives from an outside testing firm which performs quarterly updates of the control documentation and annual independent “blind” testing of the controls. The results of these efforts are discussed with our audit committee as a standing item at each audit committee meeting, and the chair of our audit committee is a regular participant in the steering committee’s meetings with our independent registered public accounting firm. In addition, the audit committee meets privately with representatives of the Company’s independent registered public accounting firm in order to assess the overall climate and “tone at the top” and to provide the audit committee with direct feedback as to any control or oversight issues. The management team has the primary responsibility for identifying and managing the known, material risks which could affect the Company’s operating and financial performance. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews with the full board the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks.

Stockholder recommendations for director nominations

     As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

     Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may at any time review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of Business Conduct and Ethics

     The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:
  Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.

  Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

  Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.
     We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

     Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code is included in the orientation of new employees and has been provided to existing directors, officers and employees.

     If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

     The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, dated February 28, 2011, which is available by accessing the investor relations section of our website at http://ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the Board in fulfilling its oversight responsibility for:
  the quality and integrity of the company’s financial statements;

  the company’s compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of the company’s independent auditors.
     In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

     The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

     The audit committee met six times during fiscal year 2010. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

     As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2010. The audit committee discussed with Ernst & Young LLP, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP, the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

     Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2011.

MEMBERS OF THE AUDIT COMMITTEE

Jack W. Blumenstein, Chairperson
Maribeth S. Rahe
Roger H. Moore

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Audit Committee’s Pre-Approval Policies and Procedures

     In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work performed by the independent public registered accounting firm, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act to management.

Principal Accounting Firm Fees

     Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2010 and 2009 were as follows:

		Audit		All
		Related		Other
	Audit Fees	Fees	Tax Fees	Fees
	(In millions)
2010	$0.8	—	$0.1	—
2009	$1.3	—	$0.3	—

     Audit Fees include fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal 2010 and 2009, including the audit of internal controls over financial reporting under Sarbanes-Oxley Act of 2002.

     There were no audit-related services rendered by Ernst & Young LLP during fiscal 2010 and 2009.

     Tax Fees include fees billed for professional services rendered by Ernst & Young LLP related to tax consulting and tax compliance services.

     For fiscal 2010, no Audit-Related Fees, Tax Fees or All Other Fees disclosed above were approved in the reliance on the exceptions to the pre-approval process set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The audit committee of the board of directors has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2011. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002, when Homebase Acquisition, LLC, one of our predecessors, acquired our Illinois operations from McLeodUSA.

Board Recommendation and Stockholder Vote Required

     The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2011 (Proposal No. 2 on the proxy card).

     The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2011 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

     If the appointment is not ratified, the audit committee will reconsider the appointment.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     The following is a description of the background of our executive officers who are not directors:

     Steven L. Childers, age 55, serves as our Senior Vice President & Chief Financial Officer. Mr. Childers has served in this position since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, a Vice President of Sales as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined our predecessor in 1986 and served in various capacities through its acquisition by McLeodUSA in 1997, including as President of its former Market Response division and in various finance and executive roles. Mr. Childers is a director of the Illinois State Chamber of Commerce and just completed a six year term on the Board of Directors of the Eastern Illinois University Foundation, including serving as President for three years.

     Joseph R. Dively, age 51, serves as a Senior Vice President. Mr. Dively has served in this position since 2002. From 1999 to 2002, Mr. Dively served as Vice President and General Manager of Illinois Consolidated Telephone Company. In 2001, Mr. Dively also assumed responsibility for the then existing non-regulated subsidiaries of the Company’s predecessor, including Operator Services, Public Services and Market Response. From 1997 to 1999, Mr. Dively served as Senior Vice President of Sales of McLeodUSA. Mr. Dively joined our predecessor in 1991 and served in various capacities through its acquisition in 1997, including Vice President and General Manager of Consolidated Market Response and Vice President of Sales and Marketing of Consolidated Communications. Mr. Dively is currently a director of First Mid-Illinois Bancshares, Inc. and Whaleback Systems. Mr. Dively served as the Chairman of Sarah Bush Lincoln Health System and was Chairman of the Illinois Chamber of Commerce Board of Directors. He is also past president of Eastern Illinois University’s Alumni Association and currently serves on the University Foundation’s Board. He previously served on the board of the USTelecom Association.

     Steven J. Shirar, age 52, serves as our Senior Vice President and Corporate Secretary. Mr. Shirar has served as our Secretary since February 2006 and has served as Senior Vice President and President of Enterprise Operations since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of the predecessor the Company’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.

     C. Robert Udell, Jr., age 45, serves as a Senior Vice President. Mr. Udell has served in this position since 2004. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations, and Engineering. Mr. Udell is a member of the USTelecom Association Advisory Committee. He serves on the boards of the Katy Economic Development Council, Greater Conroe Economic Development Council, and the Montgomery County United Way and Board of trustees for The John Cooper School.

     Christopher A. Young, age 55, serves as our Chief Information Officer. Mr. Young has served in this position since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.

     Each of Messrs. Shirar, Dively and Childers were employed by McLeodUSA during 2002. In January 2002, in order to complete a recapitalization, McLeodUSA filed a pre-negotiated plan of reorganization through a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA's plan of reorganization became effective and McLeodUSA emerged from Chapter 11 protection. Mr. Shirar resigned from McLeodUSA in June 2002.

EQUITY COMPENSATION PLAN INFORMATION

     Immediately prior to the closing of our initial public offering in July 2005, our stockholders approved the 2005 Long-Term Incentive Plan, which was effective upon completion of our initial public offering. At the 2009 annual meeting of stockholders, the stockholders approved the Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (the “LTIP”). At the 2010 annual meeting of stockholders, stockholders approved an amendment to the LTIP increasing the number of shares available under the LTIP.

     The following table sets forth information regarding the LTIP, the Company’s only equity compensation plan, as of December 31, 2010:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to		Under Equity
	be Issued Upon	Weighted-Average Exercise	Compensation Plans
	Exercise of Outstanding	Price of Outstanding	(Excluding Securities
	Options, Warrants and	Options, Warrants and	Reflected in Column
	Rights	Rights	(a))
Plan Category	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	—	—	1,106,380
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,106,380	(1)
____________________

(1)	1,106,380 shares remain available for future issuance under the LTIP as described above.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the board of directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

     The compensation committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

     Based upon the review and discussions referred to above, the compensation committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

     The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

     This report is submitted on behalf of the members of the compensation committee:

Roger H. Moore, Chairperson
Jack W. Blumenstein
Maribeth S. Rahe

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

     Our compensation committee has designed our executive compensation program to achieve the following objectives:
  provide incentives to our executives to maximize stockholder return;

  enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of the Company’s business; and

  reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.
     Each key element of total compensation serves a specific purpose that helps achieve the objectives of the executive compensation program.

     The three key elements of the current executive compensation program are annual base salary, cash bonuses, and long-term, equity-based incentives. The Company also provides its executive officers with severance and change-in-control benefits as well as a limited number of perquisites and other personal benefits. Our discussion below, under the caption “Elements of Executive Compensation” contains an additional explanation of each of these elements. In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the compensation committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities.

     The following discussion explains how the compensation committee uses the three key compensation elements to meet the objectives of its executive compensation program.

     Objective #1 : Provide incentives to our executives to maximize stockholder return. The compensation committee uses restricted shares in an effort to unify the interests of the Company’s executives and stockholders. The Company granted restricted shares to each of our named executive officers, other than our Chief Executive Officer, Mr. Currey, in March 2010, as described under the caption “Long-Term, Equity-Based Incentives” on page 30, that vest over four years beginning at the end of the year of the award. Mr. Currey had received a restricted share award in 2009, with vesting over a two-year period. The compensation committee believes that granting restricted shares that vest incrementally over time, but only so long as an executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time so the executive can realize a greater value of those shares once they vest. We also granted performance shares to all of our executives in March 2009, pursuant to which restricted shares were awarded in March 2010 based on the attainment of certain performance goals for 2009, and we granted performance shares to all of our executive officers in March 2010, pursuant to which restricted shares were awarded in March 2011 based on the attainment of certain performance goals for 2010. The time-based vesting schedule attached to these restricted shares serves the same purpose.

     Objective #2 : Enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of the Company’s business. In order to achieve this objective, the compensation committee believes that should pay our executives competitive compensation, although other business needs may affect the ability to achieve that goal in particular years. In order to assist the compensation committee in setting compensation levels, the compensation committee has obtained from time to time from Towers Watson (formerly Watson Wyatt & Company, prior to its early 2010 merger with Towers Perrin), its outside consultant, information regarding compensation paid by certain of the Company’s peer companies.

     In order to assist the compensation committee in setting compensation levels for 2009, the compensation committee had obtained from Towers Watson in October 2008 a custom survey of compensation paid by the following companies (our “benchmark group”) that operate in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues ranging from $150 million to $1.3 billion.

—	Alaska Communications Systems Group, Inc.	—	Centennial Communications Corp.	—	Syniverse Holdings, Inc.
—	Ntelos Holdings Corp.	—	D&E Communications, Inc.	—	Mediacom Communications Corporation
—	Fairpoint Communications, Inc.	—	General Communication, Inc.	—	Shenandoah Telecommunications Company
—	Iowa Telecommunications Services, Inc.	—	Mediacom Communications Corporation	—	Cincinnati Bell Inc.
—	Rural Cellular Corporation	—	SureWest Communications	—	PAETEC Holding Corp.
—	tw telecom inc. (f/k/a Time Warner Telecom, Inc.)

     The compensation committee selected these companies because the Company competes with them for executive talent, and because these companies also compete with the Company in the capital markets for investors.

     In November 2009, in order to assess any changes in the compensation practices among the benchmark group, the compensation committee directed Towers Watson to refresh its October 2008 study of the benchmark group. Based on its proprietary database and broad knowledge of the telecom industry and overall market dynamics, Towers Watson completed a top down projection of how the Company’s executive compensation programs compared with the benchmark group. In December 2009, Towers Watson provided the compensation committee with a report that showed that the Company paid aggregate total direct compensation to its executives at a level that ranked the Company 15% below the 50th percentile of the benchmark group. At that time, the compensation committee also re-evaluated the elements of its compensation program. In light of overall market conditions as of such time and in the interest of containing costs, the compensation committee declined to make any changes in the executives’ base salaries or cash bonus targets for 2010. However, the Committee did approve an increase of approximately 33% in the annual LTIP target value to each of Mr. Childers, Mr. Dively, Mr. Shirar, and Mr. Udell. to bring the Long-Term Incentive portion of their total direct compensation in line with what Towers Watson determined to be the market 50th percentile for their jobs.

     This information provided guidance for decisions regarding various elements of the Company’s executive compensation program for 2010, including:
  levels of salary, annual bonus, long-term incentives and total direct compensation;

  percentage of total compensation that is cash and percentage that is equity;

  percentage of total compensation that is current and percentage that is long-term;

  types and features of equity-based compensation awards;

  amounts and types of perquisites and other personal benefits; and

  components of potential change-in-control benefits.
     In future years, the compensation committee will continue to assess the benchmark group and update it as appropriate.

     In general, the Company’s compensation structure encourages executives to remain with the Company by paying annual cash bonuses, which motivates executives to remain employed through the year, and by granting restricted shares and performance shares, which grants require a long-term commitment to the Company since executives must generally remain employees for at least four years (in the case of restricted shares) or five years (in the case of performance shares) in order to realize the full value of the shares when they vest.

     Objective #3 : Reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business. Our cash incentive bonus plan ties the level of achievement of Company annual financial and operational performance goals to the amount of annual incentive compensation that we pay to each of our executives. In addition, the Company makes annual LTIP awards in the form of performance shares which are only earned when performance criteria are met. This provides a strong linkage between the number of restricted shares ultimately awarded and the Company’s achievement of its performance goals. As a result, a significant portion of our executives’ total compensation is dependent on the degree to which we achieve these performance goals. This provides an incentive for our executives to increase our performance with respect to these measures, and in turn increase stockholder value.

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation

     The board of directors approves and establishes the annual operating and performance goals for the Company, and the compensation committee then determines the appropriate criteria for linking compensation of the named executive officers and the non-employee directors to this performance, including the establishment of:
  base salary amounts for the Company’s executive officers;

  annual incentive programs for the Company’s executive officers;

  long-term equity incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company, including grants of restricted shares to directors;

  annual performance goals and payouts for the Company under the bonus plan and the Company’s long-term incentive plan; and

  amounts of the annual retainers and other fees for the Company’s non-employee directors.
Role of Executive Officers, Management and Independent Compensation Consultant

     The Chief Executive Officer prepares a performance review for each of the other executives for each completed calendar year. Based on his assessment of each individual’s performance during the preceding calendar year, as well as a review of how each executive’s compensation compares with the benchmark group companies, the Chief Executive Officer recommends to the compensation committee, for each such executive, base salary amounts, restricted share and performance share awards and annual performance goals under the bonus plan and the long-term incentive plan.

     Please see the caption “Corporate Governance and Board Committees – Role of Independent Compensation Consultant” on page 14 for an explanation of the role of the compensation’s outside consultant, Towers Watson.

Elements of Executive Compensation for 2010

     The key elements of the compensation committee’s executive compensation program for 2010 were:
  an annual base salary;

  cash bonuses directly linked to achievement of the Company’s annual financial and operational performance goals; and

  (i) an award of time-vesting restricted shares for all executive officers, except our Chief Executive Officer, Mr. Currey; (ii) the continued vesting of previously awarded time-vesting restricted shares for all named executive officers; and (iii) a 2010 grant of performance-based restricted shares for all of our executive officers.
     In addition, the Company provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to all of its executive officers.

     For 2010, as in prior years, the compensation committee determined that each of the named executive officers was eligible to receive an annual base salary and a cash bonus opportunity. The compensation committee also made a restricted share grants to all executive officers, except Mr. Currey, as detailed in the Summary Compensation Table, and set performance-based targets for restricted shares to be awarded to all named executive officers if certain performance goals were met. The Summary Compensation Table shows the compensation of each of the named executive officers for 2008, 2009, and 2010.

     In general, the compensation committee reviews executive compensation and executive performance on an annual basis, in the first quarter, following the completion of the previous performance year. For 2010 performance, the review took place in February 2011.

Salary

     The Company pays all of its executive officers a fixed, annual salary, which the compensation committee believes provides financial stability for executives and reflects their level of responsibility with the Company. The compensation committee also believes that that salary increases should reward an individual’s contributions to the Company and may reflect business conditions.

     The compensation committee reviews, and may revise at its discretion, salaries for executive officers when it feels those changes are warranted. In its annual review of the salaries of executive officers for 2010, the committee considered the following principal factors:
  performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its pre-established performance goals;

  achievement by the Company during the previous year of its performance goals; and

  salary levels of comparable positions at companies in the Company’s benchmark group.
     For 2010, despite the fact that the executive officers’ individual and collective performance was deemed satisfactory, and notwithstanding the outside compensation consultant’s report indicating that the total compensation paid to the Company’s executives averaged 15% below the market 50th percentile among the benchmark companies as of December 2009, the compensation committee declined to make any changes to base salaries for 2010. The principal reason for such was the compensation committee’s view of overall market conditions and the desire to contain costs during the recessionary period. In addition, the compensation committee determined that the grant of new restricted shares, as described on page 31, would provide a means to aid in retention of the Company’s executive team and keep their interests aligned with the Company’s stockholders.

Cash Bonuses

     The Company maintains a cash incentive bonus plan that is designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s long-term success. In 2010, each of the named executive officers was eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of the named executive officer’s salary and was based on the achievement of criteria established by the compensation committee.

     For the named executive officers, other than the Chief Executive Officer, the compensation committee based its performance targets on the following measures and in the following amounts:
  40% on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for 2010 (target of $185.0 million);

  25% on dividend payout ratio for 2010 (target of 69.9% or less);

  25% on broadband subscriber net additions for 2010 (target of 13,500 net additions), which consisted of the number of the Company’s subscribers to its digital subscriber lines (DSL) and Internet protocol television (IPTV) lines; and

  10% on a set of eleven related “other operating goals” which the compensation committee set for the Company’s executive team to meet as a group. These “other operating goals” contain a mix of qualitative and quantitative goals which are established by the compensation committee to guide the management team in achieving the company’s operating, strategic, and public policy goals. The goals are the same for all the named executive officers reporting to the Chief Executive Officer, and the achievement score is determined by the compensation committee as a part its annual evaluation of the Chief Executive Officer’s team’s performance. For 2010 these “other operating goals” included, among other items, specific goals related to the Company’s planned capital expenditures and network development, quality of service metrics, advancement of the Company’s interests in the regulatory and public policy arena, management development and succession, fine-tuning of the Company’s capital structure, and corporate development/business development.
     As described above under the caption “Role of Executive Officers, Management and Independent Compensation Consultant,” the Chief Executive Officer prepares a performance review for each of the other executives for each completed calendar year. This includes his assessment of each other named executive officer’s performance during the preceding calendar year with respect to the level of attainment of the “other operating goals.”

     For the Chief Executive Officer, the compensation committee used the same measures and targets as described above for the other named executive officers, except that the committee did not use the “other operating goals” measure, some of which require subjective assessment. Accordingly, the compensation committee weighted the measures for the Chief Executive Officer as follows:
  45% on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for 2010;

  27.5% on dividend payout ratio for 2010; and

  27.5% on broadband subscriber net additions for 2010.
     In February 2010, the compensation committee determined these measures and established a formula to link the results with payout levels. The compensation committee used these specific performance measures, target levels and a simple weighting of the measures because it believed that they served to most effectively promote the Company’s primary short-term goals of increasing earnings, sustaining its dividend, and adding broadband subscribers.

     For 2010, the compensation committee established the bonus payouts for each executive, as a percentage of 2010 salary level, based on its assessment of appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive.

     For 2010, as in prior years, the bonus payout target for our Chief Executive Officer was 120% of salary, and in the case of the other named executive officers, 50% of salary. The compensation committee used these levels because, in 2008 and prior years, achieving the targeted payouts at those levels resulted in an annual bonus payout such that each officer’s total direct compensation would be at roughly the 50th percentile of the total compensation paid to executives in comparable positions at companies in the benchmark group. In the case of the Chief Executive Officer, his higher target payout level reflects the difference in the level of his responsibilities and accountability for overall Company performance.

     As previously discussed, the compensation committee did not make any changes to the bonus payout levels for 2010 due to its overarching goal of prudently managing expenses during what was then a continuing period of considerable economic uncertainty.

     The compensation committee also set a maximum payment equal to 120% of the target amount if the goals were attained above 105% of the target level and a threshold level such that attainment of 90% of the target level would have resulted in a payment of 50% of the target amount and attainment of below 90% of the target level would have resulted in no bonus payment.

     For 2010, the Company and the named executive officers achieved the Company performance targets at the following levels:

Performance Measure	Actual	Target	% of Target
Adjusted EBITDA	$183.2 million	$185.0 million	99.0%
Dividend Payout Ratio	63.9%	69.9%	108.6%
Broadband Subscriber Net Adds	12,375	13,500	91.2%
Other Operating Goals	80.0%	100.0%	80.0%

     In the compensation committee’s review of 2010 performance, the compensation committee first determined the amounts earned by the executives by computing the weighted average of the actual achievement of the performance targets at the levels described above. For the Chief Executive Officer, this weighted average was 99.7% of target, and for the other named executive officers (“NEOs”), this weighted average was 97.7% of target. This weighted averages consisted of the following components, reflecting the weighting of the performance measures described above and the actual level of achievement of those measures:

	CEO’s	Other NEOs’
	Component	Component
Performance Measure	Percentage	Percentage
Adjusted EBITDA	44.6%	39.6%
Dividend Payout Ratio	29.9%	27.2%
Broadband Subscriber Net Adds	25.2%	22.9%
Other Operating Goals	N/A	8.0%
Weighted Average	99.7%	97.7%

     At the outset of 2010, the compensation committee determined the following payout table would be used to convert the weighted average component percentages to a bonus payout:

Performance	Payout
< 90%	0%
90% - 94.9%	50%
95% - 97.9%	75%
98% - 101.9%	As calculated
102% - 104.9%	110%
> 105%	120%

     Although the strict application of the table would have resulted in the Chief Executive Officer’s bonus payout at 99.7% of target, and the other executive officers’ payouts at 75% of target, the Chief Executive Officer recommended his payout be reduced to 75% to better align him with the rest of the management team. The compensation committee agreed with this recommendation.

     The resulting bonuses, all of which were paid in March 2011, represented the following percentages of each named executive officer’s respective 2010 annual salary level:

	2010 Bonus Payout as a Percentage of 2010 Salary
	Actual Percentage of	Target Opportunity, as
Name	Salary Paid	a Percentage of Salary
Robert J. Currey	90.0%	120.0%
C. Robert Udell, Jr.	37.5%	50.0%
Steven J. Shirar	37.5%	50.0%
Joseph R. Dively	37.5%	50.0%
Steven L. Childers	37.5%	50.0%

     The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the compensation committee awarded to each of the named executive officers for 2010 pursuant to this bonus plan.

     The compensation committee believes that the level of the cash bonus opportunities and the cash bonuses actually paid in 2010 to the named executive officers helped serve the compensation committee’s executive compensation program objectives to:
  retain and reward its named executive officers by providing them with a cash bonus opportunity at a level competitive with the Company’s benchmark group; and

  reward the named executive officers for operational and financial performance.
Long-Term, Equity-Based Incentives

     The Company maintains the stockholder-approved LTIP that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. Our non-employee directors and certain employees, including each of the named executive officers, are eligible for grants under the LTIP. The principal purposes of the LTIP are to:
  provide these individuals with incentives to maximize stockholder return and otherwise contribute to our success; and

  enable us to attract, retain and reward the best available individuals for positions of responsibility.
     Our compensation committee administers the LTIP and determines if, when, and in what amount awards should be granted.

     In February 2007 the compensation committee adopted the Executive Long-Term Incentive Program (the “program”), which provides a methodology for determining the equity compensation to be granted each year under the LTIP. Under the program, each year the compensation committee determines for each executive eligible to participate, including each named executive officer, and by comparable job position, the economic value of target annualized long-term incentive compensation at the 50th percentile of the benchmark group. The Company pays 50% of this annualized target to the executives in the form of performance shares. If in any year the compensation committee decides to make restricted share grants, the awards will be based on 50% of this annualized target value.

Performance Shares

     In March 2010, the compensation committee established a target value of long-term incentive compensation and made performance share awards equal to 50% of this target value. The compensation committee also approved Company performance goals and minimum, target and maximum payouts. The goals and pay out levels were the same as those approved for the cash incentive bonus plan.

     The 2010 performance share target award levels were determined by taking half of the annual target LTIP grant value for each of the named executive officers, and converting that value to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award date (discounted 10% to reflect the challenge associated with attaining the performance goals).

     The performance share awards entitled the executives to receive awards of restricted shares in 2011 depending on the level of attainment of the performance goals. Attainment of the goals at the target levels would result in the target number of performance shares awarded as restricted shares, and attainment of the goals at above or below the target levels would result in an increased or decreased number of restricted shares awarded, using the same formulas as those with respect to annual cash bonuses.

     In March 2011, the compensation committee approved awards of restricted shares based on 2010 performance, as follows:

	2010 Performance	March 2011 Restricted
Named Executive Officer	Share Target	Shares Earned/Awarded
Robert J. Currey	21,513	16,134
C. Robert Udell	7,038	5,278
Steven J. Shirar	7,038	5,278
Joseph R. Dively	7,038	5,278
Steven L. Childers	7,038	5,278

     Under the terms of the performance share awards, the number of restricted shares granted in March 2011 were to be determined, for our Chief Executive Officer, based on the achievement level of 99.7% of the target performance goals, and for the other named executive officers, based on an achievement level of 97.7% of the target performance goals, in each case as previously described in the “Cash Bonus” section above. Although the strict application of the table in the “Cash Bonus” section above would have resulted in the Chief Executive Officer’s restricted share award at 99.7% of target and the other executive officers’ restricted share award at 75% of target, the Chief Executive Officer recommended his award be reduced to 75% to better align him with the rest of the management team. The Compensation Committee agreed with this recommendation. The restricted shares also vest at a rate equal to 25% per year on each December 5th following the date of grant, except for our Chief Executive Officer, which vest 100% on the first December 5th following the date of grant.

Restricted Stock

     All the named executive officers, including Mr. Currey, received a time-based restricted stock award in 2007. The awards to the named executive officers other than Mr. Currey vested at a rate equal to 25% per year on December 5th following the date of the grant, with the last shares vesting on December 5, 2010, and were made for an amount equal to 50% of the annual target value of long-term incentive compensation, multiplied by three. Accordingly, no time-based restricted stock awards were granted to these named executive officers in either of 2008 or 2009. Because the 2007 grant to Mr. Currey covered a two-year period (2007-2008), the compensation committee in 2009 approved an award to him of 70,484 shares of restricted stock. The award covered a two-year period (2009-2010) and was made for an amount equal to 50% of the annual target value multiplied by two. The 2009 grant to Mr. Currey vested at a rate equal to 50% on each December 5th following the date of grant, with the last shares vesting on December 5, 2010.

     All the named executive officers, except Mr. Currey, received a time-based restricted stock award of 19,194 shares of restricted stock in March 2010. The awards to such named executive officers vest at a rate equal to 25% on each of December 5, 2010, 2011, 2012 and 2013 and were made for an amount equal to 50% of the annual target value of long-term incentive compensation, multiplied by three.

     The compensation committee believes that the long-term, equity-based incentives it awarded to its named executive officers in 2010 helped meet its objectives to:
  retain and reward its named executive officers by providing them with long-term, equity-based compensation at a level competitive with the Company’s benchmark group; and

  reward the named executive officers for achieving key financial and operational objectives, which were attained, for our Chief Executive Officer, at a 99.7% level in 2010, and for our other named executive officers, at a 97.7% level in 2010.

All Other Compensation

     As part of our executive compensation program, we provide certain of our executives with the following other benefits:
  personal use of a Company automobile;

   living expenses if the executive’s responsibilities require repeated and extended stays away from home;

  expenses paid for business related meals and travel for spouses;

  tax reimbursement for Company automobile and business related travel; and

  Company matching contributions to its 401(k) plan.
     The “All Other Compensation” column of the Summary Compensation Table on page 33 shows the aggregate amounts of such compensation paid for 2010 to each of the named executive officers.

     The compensation committee reviewed the amounts and types of perquisites and other benefits the Company provides to its executive officers as part of its initial benchmark group survey in the fourth quarter of 2006 and expects to revisit it periodically to determine if adjustments are appropriate.

Employment Security Agreements

     On February 20, 2007 the Company adopted Employment Security Agreements (“ESAs”) with each of its named executive officers, as well as certain other executives. The ESAs were further amended in December 2009 as a result of the Company’s outside compensation consultant’s evaluation of the ESAs compared to general market and peer company best practices. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the ESAs.

     The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top managers. It believes that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the agreements could prove crucial to the Company’s ability to retain top management through the transaction process.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers of a public company (other than the chief financial officer) to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Section 162(m) contains a transition rule that delays the application of its deductibility limits to compensation paid by a company that becomes public pursuant to an initial public offering. The Company relied upon this transition rule with respect to its compensation arrangements until the 2009 annual meeting of stockholders. At the 2009 annual meeting of stockholders, the Company obtained stockholder approval of the LTIP to assure future deductibility of its performance-based compensation.

     The Company annually reviews the compensation paid to its Chief Executive Officer and each of the three other most highly compensated officers to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m). The Company’s grants of performance-based restricted stock and annual cash bonus payments under the LTIP made to the Chief Executive Officer after the 2009 annual meeting qualify as performance-based compensation and the awards to the three other most highly compensation officers were in amounts that are not expected to raise deductibility issues under Section 162(m).

     For 2010, the Company believes all compensation paid to its executives is fully deductible by the Company without regard to Code Section 162(m).

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

     The following table lists information regarding the compensation for the years ended December 31, 2010, 2009 and 2008, of our Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in this section, to whom we refer to, collectively, as the named executive officers.

Name and				Non-Equity
Principal			Stock	Incentive Plan	All Other
Position	Year	Salary($)	Awards($)(1)	Compensation($)	Compensation($)		Total($)
Robert J. Currey,	2010	$370,000	$1,039,098	$333,000	$16,353	(2)	$1,758,451
President and	2009	$370,000	$988,712	$448,884	$17,673		$1,825,269
Chief Executive
Officer	2008	$368,173	$361,377	$377,400	$14,000		$1,120,950
C. Robert Udell, Jr.,	2010	$222,000	$131,259	$83,250	$11,140	(3)	$447,649
Senior Vice	2009	$222,000	$85,649	$112,221	$14,327		$434,197
President
	2008	$220,904	$88,222	$94,350	$17,472		$420,948
Steven J. Shirar,	2010	$222,000	$131,259	$83,250	$36,894	(4)	$473,403
Senior Vice	2009	$222,000	$85,649	$112,221	$36,207		$456,077
President and
Secretary	2008	$220,904	$88,222	$94,350	$42,382		$445,858
Joseph R. Dively,	2010	$222,000	$131,259	$83,250	$19,206	(5)	$455,715
Senior Vice	2009	$222,000	$85,649	$112,221	$18,349		$438,309
President
	2008	$220,462	$88,222	$94,350	$16,138		$419,172
Steven L. Childers,	2010	$222,000	$131,259	$83,250	$12,903	(6)	$449,412
Senior Vice	2009	$222,000	$85,649	$112,221	$13,620		$433,490
President and
Chief Financial	2008	$219,692	$88,222	$94,350	$12,525		$414,789
Officer
____________________

(1)	Stock Awards. The amounts in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718, of the restricted stock granted in 2010, 2009 and 2008 and the target number of performance shares awarded in 2010, 2009 and 2008. The grant date value of the performance shares in 2010, assuming the performance conditions were met at the maximum level was, for Mr. Currey, $481,468 and was, for each of the other named officers, $157,518. See the discussion below under the caption “Stock Awards.” Also, see Footnote 17 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010; see Footnote 17 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009; and see Footnote 16 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for an explanation of the assumptions made by the Company in the valuation of these awards.

(2)	All Other Compensation — Robert J. Currey. This column includes $14,700 of matching contributions made in 2010 under the Company’s 401(k) Plan on behalf of Mr. Currey. Mr. Currey is also provided with personal use of a Company automobile ($1,166) and a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile ($487).

(3)	All Other Compensation — C. Robert Udell. This column includes $9,295 of matching contributions made in 2010 under the Company’s 401(k) Plan on behalf of Mr. Udell. Mr. Udell is also provided with personal use of a Company automobile ($1,357) and a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile ($488).

(4)	All Other Compensation — Steven J. Shirar. This column includes $14,692 of matching contributions made in 2010 under the Company’s 401(k) Plan on behalf of Mr. Shirar. The Company also provides Mr. Shirar with living expenses while working at its Mattoon headquarters location ($6,162), with personal use of a Company automobile ($8,484) and a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile ($7,556).

(5)	All Other Compensation — Joseph R. Dively. This column includes $14,700 of matching contributions made in 2010 under the Company’s 401(k) Plan. Mr. Dively is also provided with personal use of a Company automobile ($3,179) and a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile ($1,327).

(6)	All Other Compensation — Steven L. Childers. This column includes $12,903 of matching contributions made in 2010 under the Company’s 401(k) Plan.

     Salary. The “Salary” column of the Summary Compensation Table shows the salaries paid in 2010, 2009 and 2008 to each of the named executive officers. Annual salary increases are effective approximately as of March 1st of each year, although no salaries were increased for 2010. The salary rates in effect as of March 1, 2010 were:

Robert J. Currey	$370,000
C. Robert Udell, Jr.	$222,000
Steven J. Shirar	$222,000
Joseph R. Dively	$222,000
Steven L. Childers	$222,000

     Stock Awards. In March 2010, the Company granted to all named executive officers, except Mr. Currey, restricted shares and to all named executive officers performance shares pursuant to the LTIP. Please see the caption “Long-Term, Equity-Based Incentives” of the Compensation Discussion and Analysis on page 30 for an explanation of these stock awards.

     Non-Equity Incentive Compensation. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2010, 2009 and 2008 pursuant to the Company’s bonus plan. For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 24. The Company paid all of these amounts in March 2011, March 2010 and March 2009, respectively.

2010 Grants of Plan-Based Awards

     This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards and (2) equity incentive plan awards that could have been earned for 2010.

								All Other
								Stock
								Awards:	Grant Date
					Estimated Possible Payouts			Number of	Fair Value
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Shares of	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Awards(2)			Stock or	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold	Target	Maximum	Units(3)	Awards(4)
Robert J. Currey		$222,000	$444,000	$532,800
					10,757	21,513	25,816
	3/17/10							39,192	$730,931
C. Robert Udell, Jr.		$55,500	$111,000	$133,200
					3,519	7,038	8,446
	3/17/10							28,762	$534,733
Steven J. Shirar		$55,500	$111,000	$133,200
					3,519	7,038	8,446
	3/17/10							28,762	$534,733
Joseph R. Dively		$55,500	$111,000	$133,200
					3,519	7,038	8,446
	3/17/10							28,762	$534,733
Steven L. Childers		$55,500	$111,000	$133,200
					3,519	7,038	8,446
	3/17/10							28,762	$534,733

____________________

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the bonus plan were based on performance in 2010, which has now occurred. The performance targets were set in February 2010, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Compensation.” The amounts actually paid under the bonus plan for 2010 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2010, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the four goal areas it had established. Target payout was to be made if the performance goals were attained at target level, and the payout was to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 105% level and payout was to be zero if the performance goals were attained below the 90% level (payout at the 90% level of attainment resulted in a payment of 50% of the target payout level). The compensation committee had discretion to determine payouts for achievement between threshold and target, and target and maximum.

(2)	Estimated Possible Payouts Under Equity Incentive Plan Awards. These columns show the threshold, target and maximum number of shares of restricted stock that could have been awarded in 2011 pursuant to performance shares previously granted in March 2010. These awards of restricted stock were based on performance in 2010, which has now occurred. Pursuant to the LTIP for 2010, the compensation committee granted performance shares to executives, which reflected the target number of shares of restricted stock to be granted in 2011 if target performance goals set by the compensation committee for 2010 were met. The target award was subject to adjustment based on the weighted average level of attainment of the performance goals, subject to a maximum award of 120% of the target number of shares if the goals were attained at a 105% level and a minimum of zero shares if the goals were attained below an 90% level (attainment of goals at the 90% level resulted in an award of 50% of the target number of shares). The LTIP is described in the Compensation Discussion and Analysis section under the caption “Long-Term, Equity Based Incentives.”

(3)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of restricted shares awarded to the named executive officers in 2010, which, for Mr. Currey, consisted of 39,192 restricted shares based on 2009 performance, and for each of the other named executive officers, consisted of 19,194 time-based restricted shares and 9,568 restricted shares based on 2009 performance.

(4)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718, of the restricted stock award and the target performance share award made in 2010 to the named executive officers. See Footnote 17 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

     This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2010.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)
Robert J. Currey	0	$0
C. Robert Udell, Jr.	25,831	$498,538
Steven J. Shirar	25,831	$498,538
Joseph R. Dively	25,831	$498,538
Steven L. Childers	25,831	$498,538
____________________

(1)	Number Of Shares Or Units Of Stock That Have Not Vested. The Company granted each named executive officer, except Mr. Currey, 28,762 restricted shares in March 2010, 25% of which award vested on December 5, 2010. Of those 28,762 restricted shares, 19,194 restricted shares were time-based restricted shares, and 9,568 were based on 2009 performance.

(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $19.30 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2010).

2010 Option Exercises and Stock Vested

     This table sets forth information concerning the number of restricted shares that vested during 2010 and the value of those vested shares. The Company has not granted options.

	Stock Awards
	Number of Shares
	Acquired On	Value Realized
Name	Vesting (#)	On Vesting ($)(1)
Robert J. Currey	74,434	$1,391,171
C. Robert Udell, Jr.	13,370	$249,885
Steven J. Shirar	13,370	$249,885
Joseph R. Dively	13,370	$249,885
Steven L. Childers	13,370	$249,885
____________________

(1)	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares on December 5, 2010, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock as reported in The Wall Street Journal for the date of vesting of the restricted shares ($18.69).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

     Pursuant to its Employment Security Agreements and the LTIP, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below:

Employment Security Agreements

     The Company has Employment Security Agreements with the named executive officers and certain other executives, which provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company. The Agreements with named executive officers provide for benefits upon the following types of employment termination:
  an involuntary termination of the executive’s employment by the Company without “cause” that occurs within 24 months after a change in control of the Company; or

  a voluntary termination of employment by the executive for “good reason” that occurs within 24 months after a change in control of the Company.
     The benefits provided upon such a termination of employment include the following:
  A lump sum cash payment, payable within 30 days of the termination of employment, equal to two times (three times in the case of the Chief Executive Officer) the sum of (i) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination. and (ii) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the change in control occurs, or if higher, the date of employment termination.

  A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the termination of employment occurs (determined at the target levels), if such amounts would not otherwise be paid to the executive.

  Continuation of coverage under all welfare plans of the Company during the two-year severance period (three years for the Chief Executive Officer), or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or anytime after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

  Reimbursement of out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.
     The Agreements will reduce the benefits described above to the extent necessary to avoid the imposition of any excise tax pursuant to Section 280G of the Internal Revenue Code.

     The Agreements contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month period following termination of employment.

     For purposes of the Agreements:

     (a) “change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board, unless any new direction’s election or nomination was approved by at least 2/3 of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

     (b) “cause means the executive’s (i) conviction or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

     (c) “good reason” means (i) a reduction in the executive’s base salary and/or bonus opportunity without his consent, (ii) a reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

Amended and Restated Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan

     The LTIP provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP also provides that if in connection with the change in control the LTIP awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal).

     The LTIP uses the same definitions of change in control, cause and good reason as set forth in the Employment Security Agreements.

     The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

     The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2010.

	Robert J.	C. Robert	Steven J.	Joseph R.	Steven L.
Name	Currey	Udell, Jr.	Shirar	Dively	Childers
Base Salary(1)	$1,100,000	$444,000	$444,000	$444,000	$444,000
Bonus(1)	$1,332,000	$222,000	$222,000	$222,000	$222,000
Welfare Benefits for
Severance Period(2)	$19,322	$18,979	$24,054	$11,257	$16,325

____________________

(1)	Base Salary and Bonus. These amounts represent, in the case of Mr. Currey, three times base salary and target bonus, and in the case of all other named executive officers, two times base salary and target bonus.

(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the severance period for each named executive officer.

Benefits Upon Change in Control

     The additional amounts set forth in this table would be realized by each named executive officer under the LTIP, assuming a change of control of the Company occurred on December 31, 2010.

	Robert J.	C. Robert	Steven J.	Joseph R.	Steven L.
Name	Currey	Udell, Jr.	Shirar	Dively	Childers
Value of Unvested Restricted
Shares(1)	$0	$498,538	$498,538	$498,538	$498,538
____________________

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2010 under the terms of the LTIP. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2010 ($19.30). These awards include all awards made through December 31, 2010 and the restricted shares issuable pursuant to the performance shares (or actual attainment levels, if higher than target) granted in March 2010, based on target performance goal attainment levels at December 31, 2010.

PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

     Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers.

     The board of directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 33, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. Our executive compensation objectives are to:
  provide incentives to our executives to maximize stockholder return;

  enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

  reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.
     We have pursued these objectives by:
  using restricted shares in an effort to unify the interests of the our executives and stockholders;

  establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

  using a cash incentive bonus plan and performance share awards that tie the level of achievement of our annual financial and operational performance goals to the amount of annual cash incentive compensation that we pay to each of our executives and some of the restricted shares awarded to them; and

  using compensation information compiled from 16 competitor companies that operate in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues ranging from $150 million to $1.3 billion to benchmark compensation against competitive levels.
     Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2011 annual meeting:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Board Recommendation and Stockholder Vote Required

     The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 3 on the proxy card). The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee, although the board of directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

PROPOSAL NO. 4 – ADVISORY VOTE ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE

     Section 14A of the Exchange Act also requires us to submit to stockholders a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur yearly, every two years or every three years. Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

     “RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers:
  yearly,

  every two years, or

  every three years.”
     A stockholder may vote for any one of these alternatives or may abstain from voting.

Board Recommendation and Stockholder Vote Required

     The board of directors recommends that stockholders vote for an advisory vote “every three years” on executive compensation (Proposal No. 4 on the proxy card). The board of directors believes that conducting an advisory vote on executive compensation every three years would promote a long-term focus on compensation issues, which would more appropriately reflect the structure of the Company’s equity incentive plans, which operate over a four-year period.

     The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee. However, the board of directors will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

PROPOSAL NO. 5 – AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE 75% STOCKHOLDER APPROVAL REQUIREMENT FOR ANY MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY

Background of Proposal

     Article VIII of the Company’s amended and restated certificate of incorporation (the “Certificate”) requires the affirmative vote of the holders of not less than 75% of the Company’s then outstanding common stock to approve any merger, consolidation or sale of all or substantially all of the assets of the Company. In addition, Article XII of the Certificate requires that the affirmative vote of the holders of not less than 75% of the Company’s then outstanding common stock shall be required to amend, alter, change or repeal, or to adopt any provision as part of the Certificate inconsistent with the purposes and intent of Article VIII of the Certificate (or Article XII of the Certificate as it relates to Article VIII of the Certificate).

     After careful consideration and upon the recommendation of the corporate governance committee that the 75% stockholder approval requirement in Article VIII be eliminated from the Certificate, the board of directors determined that the amendments to the Certificate described below are advisable and in the best interests of the Company and its stockholders.

     This proposal is the result of the board’s ongoing review of corporate governance matters. The board considered the advantages and disadvantages of maintaining this so-called supermajority voting requirement for any merger, consolidation or sale of all or substantially all of the assets of the Company, as opposed to having a simple majority voting requirement requiring not less than 50% of the Company’s then outstanding common stock to approve any merger, consolidation or sale of all or substantially all of the assets of the Company.

     On one hand, the board considered that, under certain circumstances, the supermajority voting provision, as opposed to a simple majority provision, can provide benefits to the Company. In the event of an unsolicited bid to take over or restructure the Company, the supermajority voting provision encourages bidders to negotiate with the board and increase the board’s negotiating leverage on behalf of the stockholders. The supermajority vote requirement can also be viewed as facilitating corporate governance stability by requiring broad stockholder consensus to effect a significant transaction such as a merger or sale of the Company.

     On the other hand, the board also considered the potential adverse consequences of keeping in place this supermajority voting requirement. The board recognizes that this supermajority vote requirement is a limitation on the ability of a majority of the stockholders to approve a significant transaction involving the Company. This provision also may impede board accountability to stockholders in connection with such a transaction. The board also considered that at the time that the Certificate was adopted with these provisions, prior to the Company’s initial public offering, the Company had two substantial private equity investors who no longer own any Company common stock.

     Based on its deliberations, the board believes the balance of interests is best served by recommending to stockholders that the Certificate be amended to eliminate the 75% stockholder approval requirement for a merger, consolidation or sale of all or substantially all of the assets of the Company in favor of approval by the holders of a majority of the Company’s then outstanding common stock.

     Under the proposed amendments to the Certificate, as described below, Article VIII of the Certificate would be deleted in its entirety. As a result of the elimination of Article VIII from the Certificate, those transactions covered by Article VIII that would otherwise require a stockholder vote under the Delaware General Corporate Law (“DGCL”) would, subject to the requirements of the DGCL, require the vote of the holders of a majority of the Company’s outstanding stock, rather than a 75% supermajority vote. In addition, the language in Article XII of the Certificate that requires that the affirmative vote of the holders of not less than 75% of the Company’s then outstanding common stock be required to amend, alter, change or repeal, or to adopt any provision as part of the Certificate inconsistent with the purposes and intent of Article VIII of the Certificate (or Article XII of the Certificate as it relates to Article VIII of the Certificate), would also be deleted.

     The board of directors has adopted resolutions approving and declaring the advisability of adopting the proposed amendments to the Certificate and recommends that stockholders approve the amendments to the Certificate by voting in favor of this proposal.

Text of Amendments

     Under the proposed amendments, Article VIII would be deleted in its entirety, and certain text in Article XII would be deleted.

     A copy of the proposed amended portions of the Certificate, marked to show all changes proposed under this Proposal 5 against the current portions of the Certificate is attached as Appendix A to this Proxy Statement, with deletions indicated by strikeout and additions indicated by underline that will be made to the extent stockholders approve the amendments. The current provisions of the Certificate and the proposed amendments to the provisions of the Certificate described above are qualified in their entirety by reference to the actual text as set forth in Appendix A.

     If the proposal is approved by stockholders, it will be effected by the filing of an amendment to the Certificate with the State of Delaware promptly after the 2011 annual meeting of stockholders.

Board Recommendation and Stockholder Vote Required

     The board of directors recommends a vote “FOR” the approval of the amendment to the Certificate to eliminate the 75% stockholder approval requirement for a merger, consolidation or sale of all or substantially all of the assets of the Company (Proposal No. 5 on the proxy card). The affirmative vote of the holders of 75% of the Company’s outstanding common stock will be required for approval. An abstention or other failure to vote on this proposal is not an affirmative vote and therefore will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares in person or by proxy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SKL Investment Group

     Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, LLC, a Delaware limited liability company (“SKL”), which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL. SKL paid $45,000 to the Company in 2010 for the use of office space, computers, telephones and for other office related equipment. This amount is based upon actual usage incurred by SKL. For example, in 2010, SKL paid $32,000 to rent approximately 1,677 square feet of office space, which is equivalent to the Company’s base rent per square foot plus a prorated share of real-estate taxes, utilities, and maintenance. The charges for use of equipment and other office related expenses was based on actual third-party charges or SKL’s estimated share of usage. The Company believes these terms are reasonable and customary, and are comparable to those which would have been obtained in an arms-length transaction.

LATEL Sale/Leaseback

     In 2002, in connection with the Company’s predecessor company’s acquisition of Illinois Consolidated Telephone Company (“ICTC”) and several related businesses from McLeodUSA, each of ICTC and Consolidated Communications Enterprises Services, Inc. (as successor-in-interest to Consolidated Communications Market Response, Inc.) (“CCES”), an indirect, wholly owned subsidiary of the Company, entered into separate agreements with LATEL, LLC (“LATEL”), pursuant to which each of them sold to LATEL real property for total consideration of approximately $9.2 million and then leased the property back from LATEL. The sale prices for the properties sold to LATEL were determined based upon an appraisal of each property. Mr. Lumpkin and his immediate family have beneficial ownership of 74.85% of LATEL. Agracel, Inc. (“Agracel”) is a real estate investment company of which Richard A. Lumpkin, together with his family, beneficially owns 49.7%. In addition, Mr. Lumpkin is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL.

     The initial term of the lease with CCES was one year beginning on December 31, 2002. The lease automatically renews for successive one year terms through 2013, unless CCES provides one year prior written notice that it intends to terminate its respective lease. On August 1, 2005, LATEL exercised its option in the lease to convert the term of the lease to a fixed term of six years. The lease provided that, after the fixed term expires on July 31, 2011, the lease would revert back to the initial lease terms, providing for automatic renewal of one year terms, through 2013.

     On December 22, 2010, the Company, through ICTC and its wholly owned subsidiary, Consolidated Communications Services Company (“CCSC” and together with ICTC, the “Tenants” and each, a “Tenant”), entered into three separate lease agreements with LATEL (the “New Leases”). The three separate premises covered under the New Leases (the “Premises”) were previously covered under the lease agreement entered into as of December 31, 2002 between LATEL and ICTC, as discussed above (the “Old Lease”). Concurrent with the effectiveness of the New Leases, the Old Lease was terminated with respect to the Premises. On February 28, 2010, as part of the sale of the Company's telemarketing business, the Company had assigned all of its right, title and interest in the Old Lease with respect to premises located in Charleston, Illinois that are not covered by the New Lease. The Old Lease will terminate in July 2011 pursuant to its original terms as discussed above, with respect to the sales and administration building in Mattoon, Illinois, the only property remaining under the Old Lease. Each New Lease has a term of ten years and six months and provides each Tenant with two separate options to extend the respective lease for additional five-year terms.

     Collectively, the lease expense for 2010 was approximately $1.21 million, of which ICTC paid approximately $1.169 million and CCES paid the remainder. These lease payments represent 100.0% of the revenues of LATEL. The annual rent for each lease will increase by 2.5% upon each renewal.

First Mid-Illinois Bancshares, Inc.

     Pursuant to various agreements with Consolidated Communications, Inc. (“CCI”), First Mid-Illinois provides the Company with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 30.23% of the common stock and 30.4% of the Series B 9% Non-Cumulative Perpetual Convertible Preferred Stock of First Mid-Illinois. In addition, Mr. Lumpkin and members of his family have subscribed for shares of Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock of First Mid-Illinois, subject to bank regulatory approval of their purchases. Mr. Dively owns less than 1.0% of the common and preferred stock of First Mid-Illinois. In addition, each of Mr. Dively and Benjamin I. Lumpkin, the son of Richard A. Lumpkin, is a director of First Mid-Illinois. The fees charged and earnings received on deposits, through repurchase agreements, are based on First Mid-Illinois’s standard schedule for large customers. During 2010, the Company paid maintenance and activity related charges of $7,872 to First Mid-Illinois and earned $7,702 of interest on its deposits. In addition, First Mid-Illinois administers the Company’s hourly 401(k) plan. During 2010, CCI paid $14,126 to First Mid-Illinois for this service, which is a competitive market rate based on assets under management that the Company believes is comparable to rates charged by independent third parties.

     ICTC provides First Mid-Illinois with local dial tone, custom calling features, long distance and other telecommunications services. In 2010, First Mid-Illinois paid ICTC approximately $455,347 for these services. These services are based on standard prices for strategic business customers.

Related Person Transactions Policy

     Our audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

     Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules. In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company then those available to customers who are not related to the Company.

     The policy requires, prior to a party entering into any related person transaction other than a transaction required to be disclosed in our proxy statement under applicable SEC rules, to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2010, Roger H. Moore, Jack W. Blumenstein and Maribeth S. Rahe served on the compensation committee. No member of the compensation committee was, during 2010, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2010, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its compensation committee.

ANNUAL REPORT TO STOCKHOLDERS

     Our combined 2010 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2010 accompanies this proxy statement.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

     The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2012 annual meeting of stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938-3987 (Attention: Secretary), no later than December 2, 2011.

     Our amended and restated bylaws provide that certain additional requirements be met in order that business may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

     In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

     To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2010 with the reporting requirements of Section 16(a) of the Exchange Act, except that due to inadvertent administrative errors, each of Robert J. Currey, Joseph R. Dively, Steven J. Shirar and C. Robert Udell, Jr. inadvertently filed one late Form 4, Steven L. Childers inadvertently filed two late Forms 4 and Christopher A. Young inadvertently filed three late Forms 4.

Other Information

     The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

     Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” all of the proposals described in this proxy statement.

OTHER MATTERS

     Our board does not know of any other matters that are to be presented for action at the 2011 annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Steven J. Shirar
Senior Vice President and Secretary

Dated: March 30, 2011

Appendix A

Proposed Amendments to the Company’s Amended and Restated Certificate of Incorporation

Proposed changes to the Company’s amended and restated certificate of incorporation (the “Certificate”) are shown below in connection with Proposal No. 5, to be voted on at the 2011 annual meeting of stockholders of the Company. The changes shown to Article VIII and Article XII of the Certificate will be effective if Proposal No. 5, which is to approve amendments to the amended and restated certificate of incorporation to eliminate the 75% stockholder approval requirement for any merger, consolidation or sale of all or substantially all of the assets of the Company (see page 42), receives the affirmative vote of the holders of 75% of the Company’s outstanding common stock. Deletions are indicated by strikeout, and additions are indicated by underline.

* * *

ARTICLE VIII
~~SIGNIFICANT CORPORATE TRANSACTIONS~~[RESERVED]

~~In addition to any affirmative vote required by the DGCL or any other provision of this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 75% of the Corporation’s then outstanding Common Stock shall be required for the approval or authorization of any merger, consolidation or sale of all or substantially all of the assets of the Corporation.~~

* * *

ARTICLE XII
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of not less than 66 2/3% of the Corporation’s then outstanding Common Stock shall be required to amend, alter, change or repeal, or to adopt any provisions as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of, Articles VI, VII, IX, X, XI of this Amended and Restated Certificate of Incorporation or this Article XII (as it relates to the foregoing provisions) ~~and the affirmative vote of the holders of not less than 75% of the Corporation’s then outstanding Common Stock shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purposes and intent of Article VIII of this Amended and Restated Certificate of Incorporation (or this Article XII as it relates to Article VIII)~~.

* * *

A-1

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proposals —	The Board of Directors recommends a vote FOR the nominees listed, FOR Proposal 2, FOR Proposal 3, 3 Yrs Proposal 4, and FOR Proposal 5.

1.	Election of Directors:	For	Withhold		For	Withhold
	01 - Robert J. Currey	☐	☐	02 - Maribeth S. Rahe	☐	☐

		For	Against	Abstain			3 Yrs	2 Yrs	1 Yr	Abstain
2.	Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐	4.	Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain				For	Against	Abstain
3.	Executive Compensation - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐	5.	Approve the Amendment to the Certification of Incorporation.		☐	☐	☐

Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

CONSOLIDATED COMMUNICATIONS
121 SOUTH 17TH STREET, MATTOON, IL. 61938

Proxy Solicited by Board of Directors for Annual Meeting - May 3, 2011 at 9:00 a.m.

Steven J. Shirar and Matthew K. Smith, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings to be held on May 3, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Election of Directors, FOR Proposal 2, FOR Proposal 3, 3 Yrs Proposal 4, and FOR Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)